                                                                    Exhibit 99.1


WESTINGHOUSE PUBLIC RELATIONS

                                                       Contact:   John D. Bergen
                                                       Telephone  (212) 975-3835
                                                                        or
                                                                  Vaughn Gilbert
                                                                  (412) 642-5564


                               FOR USE: IMMEDIATE


WESTINGHOUSE TO SELL POWER GENERATION BUSINESS TO SIEMENS;
REMAINING INDUSTRIAL BUSINESSES TO BE DIVESTED BY MID-1998

  o   Definitive agreement to sell Power Generation for $1.525 billion in cash
  o   Westinghouse Electric Corporation name to be changed to CBS Corporation

         PITTSBURGH, November 14, 1997 - Westinghouse Electric Corporation (NYSE: WX) announced today that it has signed a definitive agreement to sell its Power Generation business unit to Siemens, for $1.525 billion in cash. The transaction, which is subject to certain conditions, including completion of Hart-Scott-Rodino review, is expected to close by the end of the third quarter of 1998. The remaining industrial businesses are expected to be divested from the media company by mid-1998. The company also announced that the Westinghouse Electric Corporation will be renamed the CBS Corporation and trade under the "CBS" ticker symbol, effective December 1, 1997.

         Commenting on the change to the company's former plans to spin-off the industrial company by year's end, Michael H. Jordan, Westinghouse chairman and chief executive officer, said "Consolidation and change in the global power industry have created a strong demand for Westinghouse's power generation business. This revision to our plan will deliver more overall value to our shareholders and supports the interests of our power generation customers by ensuring a stronger and more competitive supplier."


                                    - more -

WESTINGHOUSE TO SELL POWER GENERATION BUSINESS TO SIEMENS;              - 2 -
REMAINING INDUSTRIAL BUSINESSES TO BE DIVESTED BY MID-1998

         The remaining industrial businesses - Energy Systems, Process Control and Government Operations -- will report to Dr. Charles W. Pryor Jr., currently head of the Energy Systems business unit. He will assume the position of President and Chief Executive Officer of the Westinghouse Electric Company (WELCO), reporting to Mr. Jordan. The formerly designated senior management team for the industrial spin-off will phase out and the Pittsburgh Gateway headquarters will continue to support the remaining industrial businesses during the transition and serve as an extension of the CBS corporate center.

         Mr. Jordan said, "With the actions and plans announced today, the CBS Corporation will be a pure-play media company, consisting of a high-growth, high-cash flow television/radio stations group, cable networks and a resurgent CBS Television Network."


         In its third quarter earnings report issued today, the company reported a 19% increase in EBITDA from continuing operations, largely due to the continued growth in the CBS Station Group. The CBS Television Network also showed strong growth over last year.